EXHIBIT 4.8
                            LOCK-UP ESCROW AGREEMENT

     This LOCK-UP ESCROW AGREEMENT, dated as of _________, 2002 (this "Agreement"), by and among NETWORD, INC., a Delaware corporation ("Parent"), HOME DIRECTOR, INC., a Delaware corporation ("HD"), and [CONTINENTAL STOCK TRANSFER AND TRUST COMPANY], as Lock-Up Escrow Agent (the "Lock-Up Escrow Agent").
                              W I T N E S S E T H:

     WHEREAS, Parent, Webspeak Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Netword ("Sub") and HD have entered into an Agreement and Plan of Merger, dated as of April ___, 2002 (the "Merger Agreement"), whereby Sub will merge with and into HD on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

     WHEREAS, the Merger Agreement provides that each holder of HD Shares will, at the Effective Time, be entitled to receive, in exchange for its HD Shares, a number of Parent Shares as determined in accordance with the Merger Agreement (the "Merger Consideration");

     WHEREAS, the parties desire (i) that 50% of the Parent Shares issued in the Merger, (the "Lock-Up Shares") be subject to the lock-up restrictions described herein (the "Lock-Up"), and, (ii) at the Effective Time, the Lock-Up Shares be deposited with the Lock-Up Escrow Agent subject to release in accordance with the terms hereof; and

     WHEREAS, the Lock-Up Escrow Agent is willing to act as Lock-Up Escrow Agent, upon the express terms and subject to the express conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

     1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     2. APPOINTMENT OF LOCK-UP ESCROW AGENT. HD and Parent hereby appoint the Lock-Up Escrow Agent to act as agent on their behalf pursuant to this Agreement, and the Lock-Up Escrow Agent hereby consents to its appointment in such capacity on the terms and conditions of this Agreement.

     3. DEPOSIT OF LOCK-UP SHARES. On the Closing Date, Parent will deliver to the Lock-Up Escrow Agent (i) a list containing the name, address and number of Lock-Up Shares held by each HD Stockholder (the "HD Stockholder List"), (ii) certificates representing the Lock-Up Shares to be issued to each HD Stockholder ("Lock-Up Certificates"), and (iii) any and all other documents required from time to time by the Lock-Up Escrow Agent to effect transfers of the Lock-Up Shares in accordance herewith.

     4.     Release of Lock-Up Shares.

     4.1 Authorized Disbursements. The Lock-Up Escrow Agent is hereby authorized to disburse the Lock-Up hares only as follows:

          (a) to the HD Stockholders in accordance with Section 4.2 of this Agreement;

          (b) to the HD Stockholders upon receipt of a written instruction signed by Parent and Spencer Trask Ventures, Inc. ("STV"); or

          (c) to the HD Stockholders in accordance with a final and binding judgment rendered by a court of competent jurisdiction and delivered to the Lock-Up Escrow Agent together with a certificate signed by Parent (upon which certificate the Lock-Up Escrow Agent shall conclusively rely and act) certifying that said judgment represents a final adjudication by a court of competent jurisdiction.

     4.2     Expiration of Lock-Up; Release of Lock-Up Shares.   Unless released

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earlier pursuant to Section 4.1, the Lock-Up Escrow Agent shall release and deliver the Lock-Up Shares to the HD Stockholders, upon their written instructions, (in the denominations set forth in the HD Stockholder List) on the date that is three months following the Closing Date.

     5.     Certain Rights of the Stockholders.

          5.1 Distributions and Dividends. As of the Effective Time, each HD Stockholder that complies with the exchange procedures set forth in Section 3.3(a) of the Merger Agreement shall be entitled to receive directly from Parent all cash dividends and other distributions paid or made with respect to the Lock-Up Shares.

     6.     Lock-Up Escrow Agent.

     6.1 Duties of Lock-Up Escrow Agent. The Lock-Up Escrow Agent shall treat the Lock-Up Shares with such degree of care as it treats its own similar property. It is agreed that the duties of the Lock-Up Escrow Agent are only such as are herein specifically provided, and the Lock-Up Escrow Agent shall have no other duties, implied or otherwise. The Lock-Up Escrow Agent's duties are as a depository only, and the Lock-Up Escrow Agent shall incur no responsibility or liability whatsoever, except for its willful misconduct or gross negligence. Except where the terms of this Agreement expressly refer thereto, the Lock-Up Escrow Agent shall not be bound in any way by any of the terms of the Merger Agreement or any other agreement to which one or more of Parent and HD are parties, whether or not the Lock-Up Escrow Agent has knowledge thereof, and the Lock-Up Escrow Agent shall not in any way be required to determine whether or not the Merger Agreement or any other agreement has been complied with by Parent and HD or any other party thereto. In the event that the Lock-Up Escrow Agent shall be uncertain as to any of its duties or rights hereunder or shall receive instructions, claims or demands which, in its sole judgment, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action other than to keep safely all Lock-Up Shares held in escrow until it shall be directed otherwise pursuant to a written notice from and executed by Parent, STV and the Lock-Up Escrow Agent shall not be responsible or liable for any damages while waiting for such written notice. This Agreement shall not create any fiduciary duty of the Lock-Up Escrow Agent to Parent or any other person or entity whatsoever nor disqualify the Lock-Up Escrow Agent from representing any of such parties as transfer agent and/or registrar.

     6.2 Reliance by Lock-Up Escrow Agent on Written Notices. The Lock-Up Escrow Agent may conclusively rely and shall be fully authorized and protected in relying upon any written notice, direction, instruction, demand, certificate, advice, opinion or document which it, in good faith, believes to be genuine. Set forth in Schedule 6.2 hereto is a list of the names of the persons authorized to act for Parent and STV under this Agreement. The Lock-Up Escrow Agent may conclusively rely on and shall be authorized and fully protected in acting upon the written, facsimile or electronically delivered instructions of Parent and STV.

     6.3 Risk to Lock-Up Escrow Agent. In no event shall the Lock-Up Escrow Agent be liable (i) for any consequential, punitive or special damages or (ii) for an amount in excess of he value of the Lock-Up Shares, valued as of the date of deposit. The Lock-Up Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Lock-Up Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

     6.4 No Investigation by Lock-Up Escrow Agent. The Lock-Up Escrow Agent shall not be required or bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement, order, approval or other paper or document.

     6.5 Lock-Up Escrow Agent's Execution of Power. The Lock-Up Escrow Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians, or nominees appointed with due care, and shall not be responsible or liable for the acts or omissions of any agent, attorney, custodian or nominee so appointed except for acts that constitute willful misconduct or gross negligence.

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     6.6     Legal  Proceedings.

          (a) The Lock-Up Escrow Agent shall not be required to institute legal proceedings of any kind.

          (b) If at any time the Lock-Up Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects all or any portion of the Lock-Up Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of all or any portion of the Lock-Up Shares), the Lock-Up Escrow Agent is authorized to comply therewith in any manner as it or legal counsel of its own choosing deems appropriate; and if the Lock-Up Escrow Agent complies in good faith with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Lock-Up Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect. The Lock-Up Escrow Agent shall provide Parent with notice, in accordance with Section 7.3, of any such orders, judgments, decrees or writs (along with copies of any related documentation), and the Lock-Up Escrow Agent shall reasonably consult with Parent and HD and its counsel with respect to such legal actions.

     6.7 Lock-Up Escrow Agent Reporting. Notwithstanding anything to the contrary herein, except as required by law, in no event shall the Lock-Up Escrow Agent be under a duty to file any reports or withhold or deduct any amounts in respect of taxes due for payments made pursuant to this Agreement.

     6.8 Fees of the Lock-Up Escrow Agent. Parent covenants and agrees to pay to the Lock-Up Escrow Agent from time to time, and the Lock-Up Escrow Agent shall be entitled to, the fees and expenses agreed to in writing between Parent and the Lock-Up Escrow Agent (which at the date hereof are set forth in Schedule 6.8 hereto) and will further pay or reimburse the Lock-Up Escrow Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Lock-Up Escrow Agent in accordance with any of the provisions hereof or any other documents executed in connection herewith (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ), which related expenses, disbursements and advances shall be paid by the requesting party, as set forth therein. The obligations of Parent under this Section 6.8 to compensate the Lock-Up Escrow Agent and to pay or reimburse the Lock-Up Escrow Agent for reasonable expenses, disbursements and advances shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Lock-Up Escrow Agent.

     6.9 Indemnification of the Lock-Up Escrow Agent. Parent agrees to indemnify and hold the Lock-Up Escrow Agent and its directors, employees, officers, agents, successors and assigns harmless from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and reasonable counsel fees and expenses which may be imposed on the Lock-Up Escrow Agent or incurred by it in connection with its acceptance of this appointment as the Lock-Up Escrow Agent hereunder or the performance of its duties hereunder, except as a result of the Lock-Up Escrow Agent's gross negligence or willful misconduct. Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including reasonable counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this Section
6.9 are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Lock-Up Escrow Agent.

     6.10 Successor to Lock-Up Escrow Agent. Any corporation or other entity whatsoever into which the Lock-Up Escrow Agent may be merged or converted or with which it may be consolidated, and any corporation or other entity whatsoever resulting from any merger, conversion or consolidation to which the Lock-Up Escrow Agent shall be a party or any corporation or other entity whatsoever succeeding to the business of the Lock-Up Escrow Agent shall be the successor of the Lock-Up Escrow Agent hereunder without the execution or filing of any paper with any party hereto except where an instrument of transfer or assignment is required by law to effect such succession.

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     6.11 Resignation of Lock-Up Escrow Agent. If the Lock-Up Escrow Agent at
any time, in its sole discretion, deems it necessary or advisable to resign as the Lock-Up Escrow Agent hereunder, it may do so by giving prior written notice of such event to Parent, HD and STV and thereafter delivering the Lock-Up Shares to any other agent designated by Parent and STV as communicated to the Lock-Up Escrow Agent in writing, and if no such agent shall be designated by Parent and STV within 60 calendar days of such written notice, then the Lock-Up Escrow Agent may do so by delivering the Lock-Up Shares either (a) to any bank or trust located in the State of New York which is willing to act as Lock-Up Escrow Agent hereunder in its place (provided that the fees charged by such bank or trust company are not in excess of the fees charged by the Lock-Up Escrow Agent for its services hereunder) or (b) if no such bank or trust company can be retained within a reasonable period after such 60 calendar day period after the delivery by the Lock-Up Escrow Agent of its written notice, then the Lock-Up Escrow Agent shall seek the appointment of its successor as prescribed by the clerk or other proper officer of a court of competent jurisdiction located within the State of New York to the extent permitted by law (any such successor to the Lock-Up Escrow Agent, whether designated by Parent and STV or pursuant to the clause above or otherwise, is hereinafter referred to as the "Successor Agent"). The costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Lock-Up Escrow Agent in connection with such proceeding for the appointment of a Successor Agent shall be paid by Parent. Parent and STV may, at any time after the date hereof, upon 30 calendar days prior written notice to the Lock-Up Escrow Agent, appoint a Successor Agent for the resignation or removal of the Lock-Up Escrow Agent, whereupon the Lock-Up Escrow Agent shall deliver the Lock-Up Shares to such Successor Agent, as provided below. The reasonable fees of any Successor Agent shall be borne by Parent. Upon receipt of the identity of the Successor Agent, the Lock-Up Escrow Agent shall deliver the Lock-Up Shares then held hereunder to the Successor Agent. Upon delivery of the Lock-Up Shares to the Successor Agent, (i) the Lock-Up Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Lock-Up Shares (except as otherwise provided herein) and (ii) all references herein to the "Lock-Up Escrow Agent" shall, where applicable, be deemed to include such Successor Agent and such Successor Agent shall thereafter become the Lock-Up Escrow Agent for all purposes of this Agreement.

     7.     Miscellaneous.

     7.1 Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

     7.2 Amendments and Modifications. No party hereto shall be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by it.

     7.3 Notices. All notices and other communications hereunder shall be in writing and shall be effective when actually received by the party to which notice is sent as follows:

                                          With copies to:
   (a)  If to Parent, to:                (which shall not constitute notice)

        Netword, Inc.
        1270 Avenue of the Americas       Kronish Lieb Weiner & Hellman LLP
        Suite 1800                        1114 Avenue of the Americas
        New York, N.Y. 10036              New York, New York 10036
        Facsimile:  (212) 392-1988        Facsimile:  (212) 479-6275
        Attention:  Kent M. Klineman      Attention:  Russell S. Berman

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                                          Snow Becker Krauss P.C.
                                          605 Third Avenue
                                          New York, New York 10185-0125
                                          Facsimile:  (212) 687-3860
                                          Attention:  Eric Honick

 (c) If to the Lock-Up Escrow Agent, to:

     [Continental Stock Transfer & Trust
     Company]
     Facsimile:
     Attention:

or to such other address as the person to whom notice is being given may have previously furnished to the other parties in writing in the manner set forth above.

     7.4 Assignment. Subject to Sections 6.10 and 6.11, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Parent, HD and the Lock-Up Escrow Agent; provided that Parent may assign its rights and obligations to any affiliate, but no such assignment shall relieve such Parent of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     7.5 Termination of Agreement. This Agreement shall terminate when all of the Lock-Up Shares have been delivered according to the terms of this Agreement.

     7.6 Representation. Each of the parties hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

7.7     Other  Miscellaneous  Provisions.

          (a) This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (b) Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Lock-Up Escrow Agent is open for business.

          (c) Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the courts of the State of Delaware, including any federal court located within the State of Delaware. Accordingly, each party submits irrevocably to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding and waives irrevocably any right which it may have to bring any such suit, action or proceeding in any forum other than a court of the State of Delaware, or in any federal court located within the State of Delaware, and any defense which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise.

          (d) The Lock-Up Escrow Agent does not have any interest in the Lock-Up Shares deposited hereunder but is serving as escrow holder only. Parent agrees to pay or reimburse the Lock-Up Escrow Agent upon request for any transfer taxes or other taxes relating to the Lock-Up Shares incurred in connection herewith and shall indemnify and hold harmless the Lock-Up Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. Any payments of income in respect of the Lock-Up Shares shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Lock-Up Escrow Agent with

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     appropriate forms for tax I.D. number certifications.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
                      THE NEXT PAGE IS THE SIGNATURE PAGE]










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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                          NETWORD, INC.
                          By: ____________________
                          Name:  Michael Wise
                          Title:  President and CEO

                          HOME DIRECTOR, INC.
                          By: ____________________
                          Name:  Donald Witmer
                          Title:  Chairman and CEO


                          LOCK-UP ESCROW AGENT:
                          [CONTINENTAL STOCK TRANSFER & TRUST
                          COMPANY], as Lock-Up Escrow Agent
                          By: _____________________________
                          Name:
                          Title:






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